Exhibit 99.1
PRESENTATION — JANUARY 14, 2010
Helena Tse:
We are going to get started here. Good morning everyone. My name is Helena Tse. I am an equity research analyst over at Bank of America Merrill Lynch. It is with great pleasure this morning that I get to introduce the management team of Warnaco. Presenting today is CEO Joe Gromek. Joe?
Joe Gromek:
Good morning, thank you. Before I begin the main presentation, I thought I would share with you some thoughts about the quarter and the year just ended.
We are pleased to be standing here today with a sharply different message than last year. Last year at this time there was a good deal of economic uncertainty, and we along with most of our peers had adopted a decidedly defensive tone and posture. Our focus was on controlling that which we could control — cost cutting initiatives, expense management, inventory reductions, and conserving cash.
Today, while there remain pockets of pain and uncertainty, we are talking quite a different game, namely, revenue growth opportunities for both Calvin Klein and heritage businesses, direct to consumer expansion, and strategic investment in our business to support long-term growth.
We believe our success in implementing defensive measures early in 2009 and our commitment to our long-term strategic initiatives helped Warnaco fare better than most through one of the most difficult economic periods in recent history. While preliminary, our business result suggests we have had one of the best years ever.
We currently expect fourth-quarter reported revenues to grow by 13%, driven primarily by successful global expansion and the broadening of our direct to consumer footprint. For the quarter our international business is expected to grow by 10% in constant dollars, accounting for 60% of total company revenues.
Throughout the year we successfully leveraged our existing platforms in Europe and Asia, established stronger footholds in under-penetrated markets in Germany, and assumed ownership and control of several developing markets including Chile, Peru and Brazil.
We believe 2010 presents further opportunity to grow our international business. We continue to develop core and white space in Asia, Latin America and Europe.
Our direct to consumer business remains a key component of our growth strategy. Reported retail revenues in the quarter are expected to have grown more than 30%, representing approximately 27% of total company.
Comparable store sales were up 1% in December, and for the quarter were up 4%.
During the year we added more than 130,000 square feet of retail space, ending the year with 660,000 square feet of retail space, 1,085 points of distribution.

In summary, 2009 proved to be a far more successful year for Warnaco than we expected last January. Our seasoned management team navigated a very challenging business environment. Growth in our Calvin Klein, international, and direct to consumer businesses, coupled with a strong balance sheet and solid cash position, leave us feeling good about the year just ended and our prospects for 2010.
Again, while the audit is not complete, based on our initial fourth-quarter results, at a minimum we certainly expect our full-year revenues and earnings to be at the top end of our guided range.
Now we will move into the presentation. Please take a look at the forward-looking statements, they are in your packets.
You are all very familiar with Warnaco. We are an apparel company, we design, source, market and distribute apparel, accessories for men, women, children in three segments — sportswear, swimwear, and intimate apparel. We do this across multiple channels of distribution and multiple geographies.
Revenues on the full-year basis are north of $2 billion. Our international businesses now account for between 54% and 55% of revenues. Our direct to consumer is in the 23% range, and you can see that our operating margins at this point in time are just under 12%. And we’ve already commented about our EPS for the year.
In terms of our focus for — and our strategy, we basically have three initiatives — growing our Calvin Klein business, geographic expansion, and a direct to consumer initiative.
Over the past year in 2009 we focused very much on the profitability of the heritage businesses. Now we think in 2010 we will also be positioned for growth. Since we are basically staying true to our strategy and the things that we’ve done in the past are proven, our success is really based on our ability to continue to execute on that strategy.
Calvin Klein is the growth engine for our business. It represents about $1.5 billion in revenue, 3/4 of Warnaco. You all are very familiar with the brand, it’s got incredible brand equity, amazing global recognition. We operate in multiple categories. We operate in diverse channels of distribution, and we have enormous growth potential. We believe that over the course of the next four or five, six years, we could more than double the business.
Calvin Klein jeanswear is the largest part of the Calvin business. It’s a lifestyle brand. We sell across multiple classifications, not just jeans. We sell wovens, knits, sweaters, outerwear, where as well as fashion accessories.
Each year we begin with — each season we begin with a big idea. This past year the big idea was the body jean, dual-gender, for both men and women. And it was a body-enhancing, fitted jean. It had tremendous results for us. This spring the campaign will move towards whitewash, which will be taking denim and bleach it out. And fall we’re launching right now and market something called gold, which again will be a dual-gender campaign with accents of gold going through the denim.
These big ideas really help us to significantly market and present the brand on a global basis. We focus on marketing, our in-store presentation, and PR events, and this really dramatically helps to drive sales. We also manage through this process to get consistent global execution so there’s one look around the world.
Calvin Klein Underwear. Calvin Klein Underwear is the number-one designer, global, intimate apparel brand. It’s a dual-gender. The business is just over $0.5 billion, it is also our highest margin business, north of 22%.
Our strategy here is all about product innovation and provocative marketing. On the women’s side of the business we are focused on gaining market share in bras. We’ve made significant inroads into 2009, and we will continue to do the same in 2010.
On the men’s side of the business it’s about defending our leadership position. We have the launch of the X Collection coming out in February. This will be the largest single launch for Calvin Klein Underwear in its history.
We again focus on these big ideas to help drive the business.
As you all know, Calvin Klein Underwear is the jewel in the crown of Warnaco. The margins are just incredible, and we have great market share. Based on that we will dramatically increase the marketing moving forward. For the first time we will have men’s and women’s marketing campaigns, both in the spring season and also in the fall season. We believe that we can continue to grow our market share and also grow top line here in our most profitable entity.
International really fuels our growth. It’s well over 50% of the business, approaching 54%, 55% at this point in time. We are growing very quickly in Europe, Asia and in Latin America.
The focus here is first on under-penetrated markets in developed countries. A good example of this is what we accomplished this past year in Germany. Secondly, we focus on emerging markets, and lastly on the amount of white space that we have around the world. Much of the growth that is coming in this business right now is coming from our own retail. So we really control our own destiny here.
Our direct to consumer initiative, owned retail. It’s approximately $450 million in revenue. Our current performance in fourth quarter, where we just had a 30% topline growth, gives us great confidence in our ability to continue to roll out our retail stores.
We have achieved profitability within the first year of opening up a new store. Within three years we are at a 20% four-wall basis. To build out a store costs approximately $200 a foot, so we are in pretty good shape here. We have driven the retail percentage to somewhere between 23% and 24% in 2009. The shorter term opportunity here is 25% penetration, and over a longer horizon we are looking at retail to be 30% of Warnaco.
We have expanded. In the last year we have added approximately 130,000 square feet, getting us to 1,085 points of distribution with 660,000 square feet of retail space.
Our plan for 2010 is to deliver somewhere between 15% and 20% additional space. It will break down with about 40% going to Asia, 40% in Europe, and 20% in the Americas.
We also have the ability to continue to buy back third-party operations. And that’s what we recently accomplished in Brazil, Chile and Peru. We’ve got several different opportunities that we are currently looking at that potentially will pan out in 2010.

Lastly we will continue to invest in our retail proposition. We will invest in people, processes and systems to support this fast-growing entity for us.
Very pleasant surprise is our heritage businesses — Speedo, Chaps and core intimates. Business at just around $500 million. Over the last couple of years we have been focused on profitability here, operating margin. At this point in time the margin is up there in the mid teens, so we are really feeling very, very good about what has been accomplished to date.
Moving forward, we now believe that there’s pretty significant growth opportunity, first with the Chaps brand. Chaps we believe has the potential to be one of our largest growth opportunities in 2010. We are adding a new customer. We are adding [inaudible]. We are increasing and expanding the number of doors with existing customers, and we are also expanding classifications of merchandise. So we feel very good about this business.
Our Warner’s business continues to grow. We are adding additional doors in the mid tier channel, and we also are expanding with a mass initiative as well in 2010.
Our Speedo business continues to be — to improve in probability, and we are also very excited about the possibilities for that business as well.
In terms of our balance sheet, we’ve got an incredibly strong balance sheet. Year-end we will have around $300 million of cash on hand. We are net cash positive at the end of the third quarter, and we’ll just look that much better at the end of the fourth quarter. In January of this year we’ve called $50 million of our long-term bonds. We had $163 million outstanding, we called $50 million out. And we will continue to look at that.
And in terms of our inventory levels, by year-end we will be down to some $70 million in inventory from the prior year. So about 20% less inventory than we had at year-end. So again, we feel very good about that. So the inventory management initiatives plus our expense initiatives all have gone very smoothly and have allowed us to really generate more cash than we had anticipated at the beginning of the year.
In terms of the usage of this cash, the first thing we intend to do is to continue to invest in our business and to fund that global retail expansion. That is most important for us. We have a Board authorized share repurchase program in place which we will continue to focus on. We started with the debt reduction in January, and we will continue to look at that. And based on our strong cash position, we will also look at our portfolio with the ability to add to a — a global brand to our portfolio over time. So strategic acquisitions is also on our list as well.
In summary, I think we’ve got a portfolio with very strong brands, dominated by Calvin Klein. We’ve got a sound and proven growth strategy, so with tremendous organic growth opportunities. We are in an excellent financial position, being net debt free. And clearly we are focused over the long haul on continuing to add value to our shareholders.
And with that, we will open this up for any questions that you might have.

QUESTION AND ANSWER
Unidentified Audience Member
(Inaudible question — microphone inaccessible)
Joe Gromek:
Well, we have opportunities in Asia. We have opportunities in Europe. We have opportunities in Australia. And we have opportunities in Latin America. So they’re — in each market, they are our pockets.
And as you know, we have — if I tell you who they are, all of a sudden the price is going to go up. So we want to be judicious about this. And negotiations have started in some cases, and in some cases they haven’t.
But this is a very important part of our strategy. When these distributing rights were set up — distribution rights were set up, it was with the intention that at some point in time they would come back in-house. So we believe that we can handle two or three.
Unidentified Audience Member
(Inaudible question — microphone inaccessible)
Joe Gromek:
Well, I think adding onto something that we are already doing and we’re very successful at is the soundest use of our money. So this is the highest priority. If we can continue to bring back in-house distribution rights, there’s very little risk, it’s just a matter of the expense of buying out the partner and paying for whatever he’s paid for in capital. So it’s a very sound investment, and we would make that the number-one priority.
Unidentified Audience Member
(Inaudible question — microphone inaccessible)
Joe Gromek:
Okay. Well, the first part of this is, what happens when we take a distributor in-house? Well, number-one, we go from taking wholesale revenues to retail revenues. So in fact the — on a revenue base, it goes up two to three times. So our revenue will somehow either double or triple. Now, the margin is impacted because the retail margins are less than our wholesale margins. But we certainly take more money to the bank, and that’s what this is all about.
In terms of trends that we are seeing, I think we’ve seen a pretty good stabilization. There are pockets of strength, and there are pockets of weakness. We — right now we are in the sale period, so Europe is doing very well. Even the depressed market of Spain right now is performing at a double-digit rate. So we are seeing a good return at this moment, which we have also experienced in the past.
We have seen good results in most of Asia. We saw some slowness in Hong Kong, which is our smallest business. We have seen the UK come back.
And much of the success of our business is dependent on new product innovation. And everybody is very excited about the launch of X, so we have seen good bookings there, and we are beginning to ship that merchandise right now.
So we are seeing pretty much a stabilization in the marketplace.
Joe Gromek:
If there are no other questions, thank you very much.